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                                                                    EXHIBIT 12.1
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DYNEGY INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES ($ in 000'S)
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                                                                              Year Ended December 31,
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                                                           1998           1997           1996          1995           1994
                                                         --------       ---------       --------      --------       --------
Computation of Earnings:
  Pre-tax income (loss) from continuing operations       $158,691       $(149,895)      $169,645      $ 65,234       $ 44,105
  Undistributed income from equity investees                6,477           4,073         21,729         9,169          3,803
                                                         --------       ---------       --------      --------       --------
    Computed Earnings (Loss)                              152,214        (153,968)       147,916        56,065         40,302
                                                         --------       ---------       --------      --------       --------
Fixed Charges:
  Interest costs:
    Expensed                                               74,992          63,455         46,202        34,475          1,114
    Capitalized                                             7,591           8,800          1,200         1,028              -
  Minority interest in income of a subsidiary              16,632           9,841              -             -              -
  Amortization of financing costs                           1,320             943            772         1,132          1,267
  Amortization of Premium                                  (2,568)         (6,768)        (4,892)       (3,216)             -
  Rental expense representative of interest factor         20,698          13,572          4,171         3,719            955
                                                         --------       ---------       --------      --------       --------
    Total Fixed Charges                                   118,665          89,843         47,453        37,138          3,336
                                                         --------       ---------       --------      --------       --------
Earnings Before Income Taxes and Fixed Charges           $263,288       $ (72,925)      $194,169      $ 92,175       $ 43,638
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Ratio of Earnings to Fixed Charges                           2.22              (a)          4.09          2.48          13.08
                                                         ========       =========       ========      ========       ========

(a) Earnings are inadequate to cover fixed charges for the year ended December 31, 1997, by approximately $72.9 million.
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